FORM OF

THE HARTFORD MUTUAL FUNDS

SELLING AGREEMENT

NAME OF BROKER/DEALER:

ADDRESS:

PHONE NUMBER:

HARTFORD FUNDS DISTRIBUTORS, LLC (the “Distributor”) as principal underwriter or distributor and exclusive selling agent for the shares of THE HARTFORD MUTUAL FUNDS, INC. and THE HARTFORD MUTUAL FUNDS II, INC. (each a “Company”), each comprised of separate series (to which additional series may be added by the respective Company from time to time) listed on the attached Appendix A (each; a “Fund” and, collectively, the “Funds”) understands that you, the undersigned dealer firm, are a member in good standing of the Financial Industry Regulatory Authority (“FINRA”), and, on the basis of such understanding, invites you to become a member of the Selling Group to distribute shares of the Funds on the following terms.

1.

Regulation: You agree to comply with all applicable provisions of the Investment Company Act of 1940 (the “1940 Act”), as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable laws, rules and regulations, including without limitation those of the Securities and Exchange Commission, the United States Department of Labor, state securities (“blue sky”) laws and FINRA. The FINRA Rules of Fair Practice are incorporated herein as if set forth in full.

2.

Orders: An order for shares of any Fund received from you will be confirmed only at the appropriate offering price applicable to that order, as described in the Fund’s then current Prospectus. The term “Prospectus” means the applicable then-current statutory prospectus, including the applicable then-current summary prospectus, and, unless the context otherwise requires, the related statement of additional information (“SAI”) incorporated therein by reference, as the same may be amended and supplemented from time to time by the Funds. The procedure relating to orders and the handling thereof will be subject to instructions released by us from time to time consistent with the terms and conditions set forth in the then current Prospectus. You may transmit net purchase or sale orders for Fund shares (i) manually or (ii) electronically through NSCC pursuant to the applicable NSCC Trust Operating Agreement among the parties. Manual orders should be transmitted to our office or other offices authorized by us for this purpose. You or your customer may, however, mail a completed application with a check payable to the Fund directly to the Fund’s shareholder servicing agent (“Transfer Agent”) identified on Appendix C hereto, or by such other method as may be described in the Fund’s then current Prospectus. All orders are subject to acceptance at the Transfer Agent’s office listed on Appendix C. The Distributor as agent for the Funds reserves the right in its sole discretion to reject any order. The minimum initial investment for each Fund is set forth in the Fund’s then current Prospectus.

3.

Suitability and Multiple Classes of Shares: The Funds are offered in more than one class of shares in accordance with the Prospectus. Purchase of a class of shares is subject to the restrictions and guidelines as stated in the Funds’ then current Prospectus. You are responsible for determining whether a Fund, and which class of the Fund’s shares, is suitable or appropriate for your client. The Distributor bears no responsibility for such determinations. Certain investors, including those affiliated with us and with you (and their families), may have special purchase rights. Refer to the currently effective Prospectus for the Funds.

4.

Concessions: In return for your performance of the services set forth in this Agreement on behalf of your customers, the Distributor will pay you compensation under the terms and conditions set forth below:

(a)

Any sales charges, dealers’ concessions, service fees, and/or any other fees paid pursuant to a Fund’s Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act, as amended, will be paid in the amounts and at the times as set forth in the Funds’ current Prospectus or the attached Appendix B. You hereby acknowledge that a Fund reserves the right to amend, modify, suspend or eliminate any Rule 12b-1 fee at any time. The Distributor will promptly notify each member of the Selling Group of any change to a Fund’s Rule 12b-1 fee.

(b)

Where payment is due hereunder, the Distributor agrees to send payment for dealers’ concessions and payments made in accordance with a Fund’s Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act, as amended, to your address as it appears on our records. You must notify us of address changes and promptly negotiate such payments. Any such payments that remain outstanding for 12 months shall be void and the obligation represented thereby shall be extinguished.

(c)

The Distributor will not be obligated to pay you any concessions or fees with respect to any share of a Fund that is placed or purchased in your customer accounts after the date this Agreement is terminated pursuant to Section 17 of this Agreement; provided that the Distributor will continue to be obligated to pay the concessions and fees with respect to any share that was considered in the calculation of the concessions and fees prior to or as of the date of such termination including shares that may be subsequently created as a result of dividend reinvestments or capital gains distributions (each individually a “Pre-Termination Share”), for so long as a Pre-Termination Share continues to be held in a customer account and you continue to perform services for such Pre-Termination Share.

(d)

With respect to any Class of shares of the Funds that impose a sales load or a Contingent Deferred Sales Charge (“CDSC”), the Distributor agrees to compensate selling firms at a specified rate and time as disclosed in Appendix B on purchase payments only for those shares which are subject to a sales load or CDSC at the time of investment. You understand that any CDSC deducted from redemption proceeds shall be the property of the Distributor.

(e)	The Distributor reserves the right to reclaim any commission payment from a broker/dealer if the Distributor later determines a sales load or CDSC waiver applied at the time of investment.

(f)	Each Fund reserves the right to modify all sales load or CDSC waivers at any time. The Distributor will promptly notify each member of the Selling Group of any modification thereto.

(g)

You are responsible for applying the correct sales charge to your customers, as detailed in the current Prospectus. To the extent of any conflict between the terms of this Agreement and then current Prospectus, the Prospectus language will control.

5.

Remittance: Remittance by dealers should be made by check or wire, payable to the appropriate Fund (not to us) and sent to the Funds’ Transfer Agent. Payments must be received promptly pursuant to FINRA rules and regulations; otherwise the right is reserved, without notice, to cancel the sale. In such event you will be held responsible for any loss to the Fund, or to us, including the loss of profit resulting from your failure to make payment.

6.

Selling Group Activities: In addition to purchasing shares of any Fund through us as Selling Agent, you will purchase such shares only from your customers, in which case you shall pay the applicable net asset value determined in accordance with each Fund’s then current Prospectus, less any applicable CDSC, if such Fund imposes a CDSC (including any Class A CDSC).

(a)

Shares of any Fund may be liquidated by sale thereof to such Fund or to us as Agent for such Fund at the applicable net asset value, less any applicable CDSC, determined in the manner described in the then current Prospectus. If delivery is not made within ten (10) days from the date of the transaction, the right is reserved, without notice, to cancel the transaction, in which event you will be held responsible for any loss to the Fund, or to us, including loss of profit resulting from your failure to make payment.

(b)

In no event shall you withhold placing orders so as to profit from such withholding by a change in the net asset value from that used in determining the price to your customer, or otherwise. You shall make no purchases except for the purpose of covering orders received by you and then such purchases must be made only at the applicable public offering price described in the Fund’s then current Prospectus (less your concession), provided, however, that the foregoing does not prevent the purchase of shares of a Fund by you for your own bona fide investment. All sales to your customers shall be at the applicable public offering prices determined in accordance with the Fund’s then current Prospectus.

(c)

You will submit to us only orders that are received on a timely basis prior to the close of business on the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (“Market Close”) and have procedures in place designed to prevent orders received after the Market Close from being aggregated with orders received before Market Close, and to minimize errors that could result in late transmission of orders to the Funds.

(d)

In all sales of Shares to the public, you shall act as dealer for your own account and in no transaction shall you have any authority to act as agent for the Distributor, a Company, any Fund or for any other member of the Selling Group.

7.

Shareholder Communication: You agree to furnish the following shareholder communications material to your customers after receipt from us of sufficient quantities to allow mailing thereof to all of your customers who are beneficial owners of any Fund’s shares:

(a)	All proxy or information statements prepared for circulation to shareholders of record;

(b)	Annual reports;

(c)	Semi-annual reports;

(d)	All updated summary prospectuses (and/or, as applicable, statutory prospectuses), supplements, and amendments thereto; and

(e)	Upon request, other regulatory documents of the Funds.

8.	Shareholder Information:

The Funds are not intended to serve as vehicles for frequent trading in response to short-term stock market fluctuations. Certain trading practices including, but not limited to, trading to engage in international arbitrage, trading based on a “market timing” pattern, frequent trading to take advantage of inefficiencies in Fund pricing, and similar trading practices are considered to be abusive trading practices (“Abusive Trading”) because such trading practices can have an adverse impact on management of a Fund and may increase Fund expenses and affect Fund performance. The Funds have policies designed to discourage and prevent Abusive Trading.

(a)	With respect to sales made through omnibus accounts:

These policies, which may be changed from time to time, are set forth in Appendix D to this Agreement. You hereby agree to provide the services necessary to monitor the purchase and redemption activity of your customers in order to detect and prevent Abusive Trading and to otherwise comply with the policies and procedures set forth in Appendix D.

(b)	With respect to sales not made through omnibus accounts:

You agree not to establish omnibus accounts on our recordkeeping system reflecting aggregate ownership of shares of a Fund by shareholders purchasing shares through you. You understand that we will treat accounts established for shareholders who purchase shares through you pursuant to this Selling Agreement as individual accounts. Trading in such accounts will be subject to policies and procedures with respect to frequent purchases and redemptions of fund shares by shareholders adopted by the Funds’ Boards of Directors. You also agree to comply with applicable provisions of Rule 22c-2 of the 1940 Act, including Rule 22c-2(a)(2), requiring you to notify the Fund in the event that you intend to establish an omnibus account with the Fund.

9.

Refund of Sales Charge: If the shares of any Fund confirmed to you hereunder are repurchased by such Fund, or by us as Agent for such Fund, or are tendered for liquidation to such Fund, within seven (7) business days after such confirmation of your original order, then you shall forthwith repay to such Fund the full dealer concession allowed to you on the sale of such Fund shares. You shall refund to the Fund immediately upon receipt the amount of any dividends or distributions paid to you as nominee for your clients with respect to redeemed or repurchased Fund’s shares to the extent that the proceeds of such redemption or repurchase may include the dividends or distributions payable on such shares. The Distributor shall notify you of such repurchase or redemption within ten (10) days from the day on which the redemption order is delivered to us or to such Fund. Termination or cancellation of this Agreement will not relieve the parties from the requirements of this paragraph.

10.

Prospectus Delivery: You will provide each investor purchasing shares of any Fund through you with the current summary prospectus prior to or at the time of purchase. You will provide any such investor who so requests with the applicable statutory prospectus and SAI.

11.

Statements and Representations: No person is authorized to make any statements or representations relating to the shares of any Fund, except those contained in its then current Prospectus, which you agree to deliver to investors in accordance with applicable regulations, and such information as the Distributor may supply or authorize as supplemental information (“Supplemental Information”) to such Prospectus (i.e., advertisements and sales literature) except that advertising, promotional and other written materials relating to the availability of Fund shares through you prepared by you and approved by the Funds may include the names of particular Funds that are available to your customers or may indicate generally that you make available to your customers certain Funds distributed by the Distributor and except as required by any applicable federal or state law, rule or regulation.

You shall not allow unauthorized statements or information designated by us as “Not For Use With The Public” to be distributed directly or indirectly to an investor. You shall deliver to us for prior approval (such approval not to be unreasonably withheld) any Supplemental Information prepared by you for use with the public.

In ordering shares of any Fund you shall rely solely and conclusively on the representations contained in its then current Prospectus and Supplemental Information, if any, additional copies of which are and will be available on request. In no transaction shall you have any authority whatever to act as agent for any Fund, or for us, or for any other distributor. Nothing in this Agreement shall constitute either of us the agent of the other, or shall constitute you or any Fund the agent of the other.

12.

Status as a Registered Broker-Dealer: Each party to this Agreement hereby represents and warrants that it is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended; that it is qualified to act as a broker-dealer in the states and jurisdictions where it transacts business; and that it is a member in good standing of FINRA.

13.	Additional Representations and Warranties: The Distributor represents and warrants that:

(a)	The Funds, the Prospectus and all Supplemental Information distributed by us to you for distribution to the public will comply with all applicable state and federal laws, rules, and regulations; and

(b)	Each Class of Shares of the Funds may legally be sold in every State within the United States unless you are notified in writing to the contrary.

14.

Cross Indemnification: Each party to this Agreement agrees to indemnify and hold the other party (the “non-breaching party”) harmless against every loss, cost, damage or expense (including reasonable attorney’s fees and expenses) incurred by the non-breaching party as a result of any breach by the other party of the terms of this Agreement or of any representation or warranty made by such party; provided the non-breaching party notifies the other party promptly after commencement of any action brought against it for which it may seek indemnity. This provision shall survive the termination of the Agreement.

15.

Pricing Errors: With respect to any pricing errors relating to transactions entered into by you on behalf of your customers, you agree to use your best efforts in cooperating with us to resolve and remedy such errors upon receipt of notice from us. The Distributor will adjust transactions in accordance with procedures established by the Company and the Distributor will notify you of such adjustments.

16.	Modification and Amendment:

(a)

The Distributor reserves the right, in its sole discretion and without notice to you or to any distributor, to suspend sales, to withdraw any offering, to change the offering prices, to modify any Appendix, Addendum or other attachment to this Agreement, or to modify or cancel this Agreement (including the provision for Plan payments pursuant to a Plan of Distribution described in Section 4).

(b)	Except as set forth in Section 16(a) above, no modification, alteration or amendment of this Agreement will be valid or binding unless in writing and signed by all parties.

17.

Termination. This Agreement may be terminated by either party (i) without cause upon ninety (90) days’ prior written notice; or (ii) in the event of a material breach of this Agreement by the other party, immediately by giving written notice, if, after having given written notice of the material breach to the other party, which notice sets forth in reasonable detail the nature of the breach, the other party fails to correct the material breach or otherwise come into full compliance with the terms of this Agreement within ten (10) business days of written notice of the material breach. Notwithstanding the foregoing, this Agreement may be terminated with respect to a Fund (1) at any time, without the payment of any penalty, by the vote of a majority of the members of the Board of Directors of the Company who are not interested persons of the Company or by a vote of a majority of the outstanding voting shares of a Fund, as defined in the 1940 Act, on not more than sixty (60) days’ written notice to the parties to this Agreement, or (2) automatically in the event of the Agreement’s assignment as defined in the 1940 Act. This Agreement will automatically terminate without notice if you are expelled or suspended from FINRA. Notwithstanding the foregoing, the sections in this Agreement that provide for their survival of the Agreement will survive its termination.

18.

Investor’s Account Instructions: If any investor’s account is established without the investor signing the application form, you represent that the instructions relating to the registration (including the investor’s tax identification number) and selected options furnished to the Fund (whether on the application form, in some other document, or orally) are in accordance with the investor’s instructions, and you agree to indemnify the Fund, its Transfer Agent, and us for any loss or liability resulting from acting upon such instructions. The Distributor agrees to hold harmless and indemnify you for any loss or liability arising out of our negligence in processing such instructions.

19.	Liability: Nothing contained herein shall be deemed to protect you against any liability to us, the Funds or the Funds’ shareholders to which you would otherwise be subject by reason of negligence,

willful misfeasance, or bad faith in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

20.

Protected Information: Each party represents and warrants that it has adopted policies and procedures reasonably designed to comply with applicable state and federal privacy laws, including Regulation P or S-P, as applicable (“Privacy Law”) and each acknowledges that it is prohibited from using or disclosing any nonpublic personal information as defined in the Privacy Law (“Client Information”) received from the other party other than (i) as required by law, regulation or rule; (ii) as permitted in writing by the disclosing party; (iii) to its affiliates; or (iv) as reasonably necessary to perform this Agreement, in each case in compliance with the reuse and redisclosure provisions of Privacy Law. For purposes of this Agreement, the parties agree that Client Information shall include the names of your customers, related contact information and any other information relating to your customers provided by you.

The parties to this Agreement further acknowledge and understand that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, which is disclosed to, or is otherwise obtained by, the other party, its affiliates, agents or representatives during the term of and in connection with this Agreement (the “Confidential Information”) is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner’s business. Each party agrees not to use or disclose Confidential Information for any purpose other than to carry out the purpose for which Confidential Information was provided to such party as set forth in the Agreement, and each party agrees to cause all of its respective employees, agents, representatives, or any other party to whom it may provide access to or disclose Confidential Information to limit the use and disclosure of Confidential Information to that purpose. If either party outsources services to a third party, such third party will agree in writing to maintain the security and confidentiality of any information shared with them.

This Section 20 shall survive the termination of this Agreement.

21.

Anti-Money Laundering Program: The Distributor has implemented its anti-money laundering program pursuant to the Section 352 of the USA PATRIOT Act and all applicable implementing regulations; as well as the implementing regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). The Distributor is dependent upon your cooperation for your customers’ identification and behavior evaluation.

Upon request, you will promptly provide us such documentation regarding your know your customer and anti-money laundering policies, and /or evidencing the identity of the beneficial owners of Funds shares as is necessary to permit the Distributor, the Funds, and the Transfer Agent to comply with applicable “know your customer” and anti-money laundering laws and regulations. You agree to monitor for suspicious transactions and to assist the Transfer Agent in monitoring for such transactions upon the Transfer Agent’s request, to include sharing relevant information as may be permissible by applicable law.

You further represent and warrant that you: (i) have established policies and procedures designed to prevent and detect money laundering and to meet the applicable anti-money laundering legal and regulatory requirements; (ii) have identified, will continue to identify and will retain all documentation necessary to identify your customers, including the beneficial owners and control persons of legal entity accounts; (iii) do not believe, have no current reason to believe and will notify us immediately if you come to have reason to believe that any of your customers holding Fund shares through you are engaged in money laundering activities or are associated with any terrorist or terrorist organization; (iv) have financial transaction surveillance procedures for FinCEN reporting purposes; (v) have a protocol to facilitate appropriate federal regulatory examiners’ inspections; and (vi) have established policies and controls that prohibit the sale of Fund shares to: (a) any investor listed on the various OFAC lists of prohibited persons, entities, and countries, and for which any Fund shares transaction is prohibited under the various economic sanctions laws and regulations administered by OFAC, or (b) a foreign “shell bank” (i.e., a bank that does not maintain a physical presence in any jurisdiction; and is not an affiliate of a bank that maintains a physical presence; or is not subject to regulation by relevant local governmental authority).

22.

Market Timing: You represent that you have and agree to maintain policies and procedures reasonably designed to identify and prevent customers from abusive short-term trading arbitrage activity (“Market Timing”) in connection with the purchase, exchange, and sales of a Fund’s shares or in connection with engaging in arbitrage activity to the detriment of long-term shareholders. You agree that you will not assist or facilitate Market Timing activity on behalf of your clients as described in a Fund’s then-current Prospectus and agree to cooperate with the Distributor and the Fund to identify and prevent your clients from such Market Timing or arbitrage activity.

23.

Record Retention and Audits: You shall retain all records required to be kept by state and federal law relating to your actions pursuant to this Agreement and, upon the Distributor’s request, you will make such records available to the Funds. The Distributor and/or the Funds each reserves the right to conduct an audit of you and your affiliates to monitor compliance with the terms of the Agreement and the Fund(s’) policies on the acceptance of orders for purchase or redemption and Market Timing. Such audit(s) may be conducted by the Distributor and/or the Funds or an agent of either upon reasonable notice. This provision shall survive the termination of the Agreement with respect to transactions occurring before such termination.

24.

Dispute Resolution: In the event of a material dispute under this Agreement, such dispute shall be settled by arbitration in accordance with the Code of Arbitration Procedures of FINRA in effect at the time of the dispute. Any decision that shall be made in such arbitration shall be final and binding and shall have the same force and effect as a judgment in a court of competent jurisdiction. In the event of any dispute between the parties, both parties will continue to so perform their obligations under this Agreement in good faith during the resolution of such dispute unless and until this Agreement is terminated in accordance with the provisions hereof. This provision shall survive the termination of the Agreement.

25.

Acceptance of Terms; Entire Agreement: If the foregoing completely expresses the terms of the Agreement between us, please so signify by executing, in the space provided, the annexed duplicate of this Agreement and return it to us, retaining the original copy for your own files. This Agreement shall become effective upon the earliest of our receipt of a signed copy hereof or the first order placed by you for any of the Funds’ shares after the date below, which order shall constitute acceptance of this Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, relating to the sale of shares of any of the Funds or any other subject covered by this Agreement. All amendments to this Agreement, including any changes made pursuant to any Appendix, shall take effect as of the date of the first order placed by you for any of the Fund’s shares after the date set forth in the notice of amendment sent to you by the Distributor.

26.	Assignment: Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

27.

Partial Invalidity: If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby. Furthermore, in the event of any inconsistency between the Agreement and the then-current Prospectus, the terms of the then-current Prospectus shall control.

28.

Waiver: Failure of the Distributor to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence or any succeeding breach of the same.

29.	Heading: The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

30.	Applicable Law: This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

31.	Counterparts: This Agreement may be executed in one or more counterparts, all of which together shall constitute an original Agreement.

32.	Effective Date: This Agreement shall become effective as of the date when it is accepted and dated below by the Distributor.

— Signatures on Following Page —

HARTFORD FUNDS DISTRIBUTORS, LLC

By:

Name:

Title:

Date:

Please execute this Selling Agreement as indicated below and return it to us at the address set forth above.

(Dealer’s Name)
(Street Address)
(City) (State) (Zip Code)

(Telephone No.)	(Facsimile No.)

By:
(Authorized Signature)
(Name and Title)

[ ]	Please indicate if you intend to execute a Networking Agreement to allow use of the National Securities Clearing Corporation system.

[ ]	Please indicate if you intend to execute an Account Aggregation Agreement.

APPENDIX A

The following series of The Hartford Mutual Funds, Inc., and The Hartford Mutual Funds II, Inc., as of November 1, 2024 are subject to this Agreement:

The Hartford Mutual Funds, Inc.

The Classes A, C, F, I, R3, R4, R5, R6 and Y, as applicable, of the following series:*

The Hartford Balanced Income Fund

The Hartford Capital Appreciation Fund

The Hartford Checks and Balances Fund

Hartford Climate Opportunities Fund

The Hartford Conservative Allocation Fund

Hartford Core Equity Fund

The Hartford Dividend and Growth Fund

Hartford Dynamic Bond Fund

Hartford Emerging Markets Equity Fund

The Hartford Emerging Markets Local Debt Fund

The Hartford Equity Income Fund

The Hartford Floating Rate Fund

Hartford Global Impact Fund

The Hartford Growth Allocation Fund

The Hartford Healthcare Fund

The Hartford High Yield Fund

The Hartford Inflation Plus Fund

Hartford International Equity Fund

The Hartford International Growth Fund

The Hartford International Opportunities Fund

The Hartford International Value Fund

Hartford Low Duration High Income Fund

The Hartford MidCap Fund

The Hartford MidCap Value Fund

Hartford Moderate Allocation Fund

Hartford Multi-Asset Income Fund

The Hartford Municipal Opportunities Fund

Hartford Municipal Short Duration Fund

Hartford Real Asset Fund

The Hartford Short Duration Fund

Hartford Small Cap Value Fund

The Hartford Small Company Fund

The Hartford Strategic Income Fund

Hartford Sustainable Municipal Bond Fund

The Hartford Total Return Bond Fund

The Hartford World Bond Fund

The Hartford Mutual Funds II, Inc.

The Classes A, C, F, I, SDR, R3, R4, R5, R6 and Y, as applicable, of the following series:*

The Hartford Growth Opportunities Fund

The Hartford Small Cap Growth Fund

Hartford Schroders China A Fund

Hartford Schroders Core Fixed Income Fund

Hartford Schroders Diversified Emerging Markets Fund

Hartford Schroders Diversified Growth Fund

Hartford Schroders Emerging Markets Equity Fund

Hartford Schroders Emerging Markets Multi-Sector Bond Fund

Hartford Schroders International Contrarian Value Fund

Hartford Schroders International Multi-Cap Value Fund

Hartford Schroders International Stock Fund

Hartford Schroders Sustainable International Core Fund

Hartford Schroders Tax-Aware Bond Fund

Hartford Schroders US MidCap Opportunities Fund

Hartford Schroders US Small Cap Opportunities Fund

*	Please see a Fund’s current Prospectus for share class availability. Certain share classes may be closed to new investors or not available for a Fund.

You may charge a commission or other transaction based fee on purchases and sales of Class F, I, Y, R6 and SDR shares of the Fund on your firm’s brokerage platform. To the extent such a fee is charged, you represent that you are acting solely as an agent for your customer with respect to their purchase or sale of such shares. Any such commission will be charged in a manner consistent with applicable FINRA rules.

Purchases and sales of the Fund’s Class F, I, Y, R6 and SDR shares may only be executed as purchases or redemptions between the investor and the Fund. You shall not execute trades of such shares between investors.

APPENDIX B

(As of November 1, 2024)

For The Hartford Capital Appreciation Fund, The Hartford Checks and Balances Fund, Hartford Climate Opportunities Fund, The Hartford Conservative Allocation Fund, Hartford Core Equity Fund, The Hartford Dividend and Growth Fund, Hartford Emerging Markets Equity Fund, The Hartford Equity Income Fund, The Hartford Growth Allocation Fund, The Hartford Growth Opportunities Fund, Hartford Global Impact Fund, The Hartford Healthcare Fund, Hartford International Equity Fund, The Hartford International Growth Fund, The Hartford International Opportunities Fund, The Hartford International Value Fund, The Hartford MidCap Fund, The Hartford MidCap Value Fund, Hartford Moderate Allocation Fund, Hartford Multi-Asset Income Fund, Hartford Real Asset Fund, The Hartford Small Cap Growth Fund, Hartford Small Cap Value Fund, The Hartford Small Company Fund, Hartford Schroders China A Fund, Hartford Schroders Diversified Emerging Markets Fund, Hartford Schroders Emerging Markets Equity Fund, Hartford Schroders International Contrarian Value Fund, Hartford Schroders International Multi-Cap Value Fund, Hartford Schroders International Stock Fund, Hartford Schroders US MidCap Opportunities Fund, and Hartford Schroders US Small Cap Opportunities Fund, the following schedule applies:

Amount of Sale	Sales Charge	Dealer Concession
Less than $50,000	5.50%	4.75%
$50,000-$99,999	4.50%	4.00%
$100,000-$249,999	3.50%	3.00%
$250,000-$499,999	2.50%	2.00%
$500,000-$999,999	2.00%	1.75%
$1 million or more	0.00%	*

*

No upfront sales charge on investments $1 million or more. However, there is a CDSC of 1% on any shares sold within 18 months of purchase. This CDSC will not apply where the selling broker dealer was not paid a commission. The Distributor may pay dealers of record commissions on purchases of $1 million or more in an amount of up to 1% on the first $10 million, 0.50% of the next $30 million, and 0.25% of share purchases over $40 million. Commissions are based on cumulative investments over the life of the account with no adjustment for redemptions, transfers, or market declines.

For Hartford Dynamic Bond Fund, The Hartford Emerging Markets Local Debt Fund, The Hartford High Yield Fund, The Hartford Inflation Plus Fund, Hartford Municipal Short Duration Fund, The Hartford Strategic Income Fund, Hartford Sustainable Municipal Bond Fund, The Hartford World Bond Fund, and Hartford Schroders Emerging Markets Multi-Sector Bond Fund, the following schedule applies:

Amount of Sale	Sales Charge	Dealer Concession
Less than $50,000	4.50%	3.75%
$50,000-$99,999	4.00%	3.50%
$100,000-$249,999	3.50%	3.00%
$250,000-$499,999	2.50%	2.00%
$500,000-$999,999	2.00%	1.75%
$1 million or more	0.00%	*

*

No upfront sales charge on investments $1 million or more. However, there is a CDSC of 1% on any shares sold within 18 months of purchase. This CDSC will not apply where the selling broker dealer was not paid a commission. The Distributor may pay dealers of record commissions on purchases of $1 million or more in an amount of up to 1% on the first $10 million, 0.50% of the next $30 million, and 0.25% of share purchases over $40 million. Commissions are based on cumulative investments over the life of the account with no adjustment for redemptions, transfers, or market declines.

For The Hartford Municipal Opportunities Fund, The Hartford Total Return Bond Fund, and Hartford Schroders Tax-Aware Bond Fund, the following schedule applies:

Amount of Sale	Sales Charge	Dealer Concession
Less than $50,000	4.50%	3.75%
$50,000-$99,999	4.00%	3.50%
$100,000-$249,999	3.50%	3.00%
$250,000-$499,999	2.50%	2.00%
$500,000-$999,999	2.00%	1.75%
$1 million or more	0.00%	*

*

No upfront sales charge on investments $1 million or more. However, there is a CDSC of 0.75% on any shares sold within 18 months of purchase. This CDSC will not apply where the selling broker dealer was not paid a commission. The Distributor may pay dealers of record commissions on purchases of $1 million or more in an amount of up to 0.75% on the first $10 million, 0.50% of the next $30 million, and 0.25% of share purchases over $40 million. Commissions are based on cumulative investments over the life of the account with no adjustment for redemptions, transfers, or market declines.

For The Hartford Balanced Income Fund, the following schedule applies:

Amount of Sale	Sales Charge	Dealer Concession
Less than $50,000	5.50%	4.75%
$50,000-$99,999	4.50%	4.00%
$100,000-$249,999	3.50%	3.00%
$250,000 or more	0.00%	*

*

No upfront sales charge on investments $250,000 or more. However, there is a CDSC of 0.50% on any shares sold within 18 months of purchase. This CDSC will not apply where the selling broker dealer was not paid a commission. The Distributor may pay dealers of record commissions on purchases of $250,000 or more in an amount of up to 0.50% on the first $40 million and 0.25% of share purchases over $40 million. Commissions are based on cumulative investments over the life of the account with no adjustment for redemptions, transfers, or market declines.

For The Hartford Floating Rate Fund and Hartford Low Duration High Income Fund, the following schedule applies:

Amount of Sale	Sales Charge	Dealer Concession
Less than $50,000	3.00%	2.50%
$50,000-$99,999	2.50%	2.00%
$100,000-$249,999	2.25%	1.75%
$250,000-$499,999	1.75%	1.25%
$500,000-$999,999	1.25%	1.00%
$1 million or more	0.00%	*

*

No upfront sales charge on investments $1 million or more. However, there is a CDSC of 1% on any shares sold within 18 months of purchase. This CDSC will not apply where the selling broker dealer was not paid a commission. The Distributor may pay dealers of record commissions on purchases of $1 million or more in an amount of up to 1% on the first $4 million, 0.50% of the next $6 million, and 0.25% of share purchases over $10 million. Commissions are based on cumulative investments over the life of the account with no adjustment for redemptions, transfers, or market declines.

For The Hartford Short Duration Fund, the following schedule applies:

Amount of Sale	Sales Charge	Dealer Concession
Less than $250,000	2.00%	1.50%
$250,000-$499,999	1.50%	1.00%
$500,000 or more	0.00%	*

*

No upfront sales charge on investments $500,000 or more. However, there is a CDSC of 0.75% on any shares sold within 18 months of purchase. This CDSC will not apply where the selling broker dealer was not paid a commission. The Distributor may pay dealers of record commission on purchases of $500,000 or more in an amount of up to 0.75% on the first $4 million, 0.50% of the next $6 million, and 0.25% of share purchases over $10 million. Commissions are based on cumulative investments over the life of the account with no adjustment for redemptions, transfer, or market declines.

CLASS C SHARES

The compensation payable for sales of Class C Shares of all Funds is as follows:

1.00% of the purchase payment payable immediately according to the Distribution and Service Plan adopted for Class C Shares.

The compensation payment described above is only for Class C Shares subject to a contingent deferred sales charge at the time of investment.

Rule 12b-1 Fee: 100 basis points beginning in the 13th month for all Class C Shares.

CLASS R3 SHARES

The compensation payable for sales of Class R3 Shares of all Funds is as follows:

Rule 12b-1 Fee: 50 basis points beginning immediately for all Class R3 Shares.

CLASS R4 SHARES

The compensation payable for sales of Class R4 Shares of all Funds is as follows:

Rule 12b-1 Fee: 25 basis points beginning immediately for all Class R4 Shares.

CLASS R5 SHARES

No sales concession or Rule 12b-1 Fee is paid on sales of Class R5 Shares.

CLASS R6 SHARES

No sales concession or Rule 12b-1 Fee is paid on sales of Class R6 Shares.

CLASS I SHARES

No sales concession or Rule 12b-1 Fee is paid on sales of Class I Shares.

CLASS Y SHARES

No sales concession or Rule 12b-1 Fee is paid on sales of Class Y Shares.

CLASS F SHARES

No sales concession or Rule 12b-1 Fee is paid on sales of Class F Shares.

CLASS SDR SHARES

No sales concession or Rule 12b-1 Fee is paid on sales of Class SDR Shares.

APPENDIX C

Transfer Agent

HARTFORD ADMINISTRATIVE SERVICES COMPANY

Address:	Standard Delivery
Hartford Funds
PO Box 219060
Kansas City, MO 64121-9060
Overnight Delivery
Hartford Funds
801 Pennsylvania Ave
Suite 219060
Kansas City, MO 64105-1307

APPENDIX D

Shareholder Information (SEC Rule22c-2) Procedures

Agreement to Provide Information. Intermediary agrees to provide the Funds, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request, plus any other data mutually agreed upon in writing.

(1)  Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. The Funds may request transaction information older than 180 days from the date of the request as they deem necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

(2)  Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Funds or their designee promptly, but in any event not later than 5 business days, after receipt of a request. If the requested information is not on Intermediary’s books and records, Intermediary agrees to: (i) provide or arrange to provide to the Funds the requested information from shareholders who hold an account with an indirect intermediary; or; (ii) if directed by the Funds, block further purchases of Fund Shares from such indirect intermediary. In such instance, Intermediary agrees to inform the Funds whether it plans to perform (i) or (ii) and will keep the Funds informed regarding obtaining the requested information from the indirect intermediary. The Funds may direct the Intermediary to block further purchases of Fund Shares from such indirect intermediary if the requested information is not received by the Funds within a reasonable period of time. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Funds should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, the term indirect intermediary has the same meaning as in Rule 22c-2 under the 1940 Act.

(3)  Limitations on Use of Information. The Funds agree not to use the information received for marketing or any other similar purpose without the prior written consent of Intermediary.

Agreement to Restrict Trading. The Funds have the right to restrict trading in any account at any time for any reason, and the Funds are not liable for any gains or losses to Shareholders or accounts as a result of imposing trading restrictions or rejecting submitted transactions. Intermediary agrees to execute written instructions from the Funds to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Funds as having engaged in transactions of any of the Funds’ Shares (directly or indirectly through Intermediary’s account) that violate policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds. Instructions will be deemed delivered when sent to Intermediary at the following address, or such other address communicated to Fund Agent in writing from time to time.

BD Compliance Department Contact Information
Contact Name
Title
E-mail Address (required)
Phone Number - -
Mailing Address

BD Operations Department Contact Information
Contact Name
Title
E-mail Address (required)
Phone Number - -
Mailing Address

(1)  Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed, including how long such restriction(s) are to remain in place. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Instructions may include a warning letter and a restriction letter. With respect to a warning letter, Intermediary will forward it to Shareholder and/or inform the Funds if the identified account is an omnibus account.

(2)  Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by Intermediary.

(3)  Confirmation by Intermediary. Intermediary must provide written confirmation to the Funds that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

Other Definitions. For purposes of Shareholder Information Provision:

(1)  The term “Funds” includes the fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(2)  The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Funds under the 1940 Act that are held by Intermediary.

(3)  The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by Intermediary in nominee name, includes the holder of interests in a variable annuity or variable life insurance contract issued by Intermediary, and means the plan participant notwithstanding that certain plans may be deemed to be the beneficial owners of Shares.

(4)  The term “written” includes electronic writings and facsimile transmissions.